Exhibit 3.5

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION,

PREFERENCES AND

RIGHTS OF SERIES A PREFERRED STOCK

OF

HOT MAMA’S FOODS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Hot Mama’s Foods, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies that the following resolutions were first adopted by the board of directors of the Corporation (the “Board of Directors”) on July 29, 2013, pursuant to authority of the Board of Directors as required by Section 151(g) of the DGCL:

WHEREAS, the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation on December 20, 2006, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth the said resolution (the “Series A Preferred Certificate of Designation”) has been heretofore filed with the Secretary of State of the State of Delaware on December 21, 2006, and was first amended on July 31, 2009 (the “First Amendment”), pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware;

WHEREAS, pursuant to the First Amendment, the Corporation is authorized to issue an aggregate of 4,016 shares of Series A Preferred Stock of the Corporation (the “Series A Preferred Shares”), all of which are issued and outstanding;

WHEREAS, the Corporation has agreed to issue an additional 40,607 Series A Preferred Shares;

WHEREAS, the Corporation has previously redeemed all of the other series of preferred shares of the Corporation prior to the date hereof;

WHEREAS, the Corporation has received all required approvals for this second amendment to the Series A Preferred Certificate of Designation to (the “Second Amendment”) to increase the number of authorized Series A Preferred Shares; and

WHEREAS, in conjunction with the filings of this Second Amendment, the Corporation filed a Certificate of Amendment with the Secretary of State of Delaware to change the name of the Corporation from Andover Medical, Inc. to Hot Mama’s Foods, Inc., and all of the aforementioned documents are under the previous name of the Corporation.

The Board of Directors of the Corporation has approved, adopted, ratified and confirmed the following resolutions:

RESOLVED, that the number of Series A Preferred Shares that are authorized shall be increased from 4,016 to 44,623, and the 4,016 Series A Preferred Shares be amended pursuant to the Second Amendment; and it was further

RESOLVED, that the form, terms and provisions of this Amendment of the Series A Preferred Shares to be filed in the State of Delaware be, and the same hereby are, authorized and approved in all respects.

“Series A Preferred Stock.”

1.             Number Authorized and Designation. Of the 1,000,000 shares of preferred stock authorized under Article Fourth of the Certificate of Incorporation, the Corporation shall have the authority to issue 44,623 shares designated as 6% Series A Convertible Preferred Stock, $1,000, Face Value, $.001 par value per share (“Series A Preferred Stock”), upon the terms, conditions, rights, preferences and limitations set forth herein.

2.             Rights, Preferences and Limitations. The relative rights, preferences and limitations of Series A Preferred Stock are as follows:

(a)           Rank. The Series A Preferred Stock shall rank (i) senior to all of the Common Stock, par value $.001 per share (“Common Stock”); (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, “Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

(b)          Dividends. The holders of record of Series A Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors at their discretion, dividends paid in cash or fractional shares of Common Stock, at the option of the Corporation, unless earlier converted. Stock dividends shall be payable at the annual rate of six (6%) percent, or $60.00 per share (i.e., [3/50th] of one share). The initial dividend paid after the date of original issuance of any shares or fractions of a share of Common Stock shall accrue from such date of issuance on a pro rata basis. Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends. If the dividend on the Series A Preferred Stock, shall have been declared, but not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other series of Preferred Stock of the Corporation ranking, as to dividends or distributions of assets on liquidation, dissolution or winding up of Corporation, junior to the Series A Preferred Stock other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock. When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any other Preferred Stock ranking on a parity as to payment of dividends with this Series A Preferred Stock, all dividends declared upon this series and any other Preferred Stock ranking on a parity as to dividends with this series shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other Preferred Stock bear to each other. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

(c)           (i)           Conversion. Upon the election of an investor (“Investor”) at any time after issuance thereof, each share of Series A Preferred Stock shall be convertible at the option of the Holder into that number of shares of Common Stock of the Corporation equal to (a) the Face Value of such share of Series A Preferred Stock divided by (b) a per share price of the Common Stock of $3.7713 per share (the “Conversion Price”). All outstanding shares of Series A Preferred Stock including any dividends declared or undeclared on such shares are convertible, subject to adjustment as described below, into an aggregate of 11,837,482 shares of Common Stock. The Conversion Price is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner hereinafter set forth in subsection (g) below.

(ii)           Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors in good faith. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Series A Preferred Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give five (5) days’ prior written notice to the Corporation at such office that he elects to convert the same, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Series A Preferred Stock, issue and deliver at such office to such holder of Series A Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Conversions shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii)         Adjustment to Conversion Price for Stock Dividends, Stock Splits and Combinations. In the event the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock convertible into shall be proportionally increased, and, conversely, in the event the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased and the number of shares of Common Stock convertible into shall be proportionally decreased. Any adjustment pursuant to this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv)         Reservation of Shares. The Corporation shall at all times reserve out its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued upon due conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(v)           Rights Upon Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(d)          Voting Rights. The shares of Series A Preferred Stock shall entitle the holder to vote on an as converted basis (as described in Section 2(c)(i) above) together with the holders of Common Stock.

(e)           Preemptive Rights. Holders of Series A Preferred Stock shall have no preemptive rights.

(f)           Liquidation Rights. Upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock shall have no liquidation preference.

The Amendment to the Certificate of Designation herein certified has been duly adopted in accordance with the provisions of Section 228 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be signed by the undersigned authorized officer this 29th day of July, 2013

By:	/s/ Matthew Morse
Name:	Matthew Morse
Title:	CEO

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